EXHIBIT 99.3

SECOND AMENDED AND RESTATED
JOINT FILING AGREEMENT

On November 12, 2007, the Meruelo Living Trust, Alex Meruelo and Luis Armona entered into that certain Joint Filing Agreement.  Subsequently, on January 18, 2008, the Meruelo Living Trust, Alex Meruelo, Luis Armona, Armando Delgado and the Alise Insurance Company, Inc. entered into an Amended and Restated Joint Filing Agreement. The parties hereto agree, for good and valuable consideration, to amend and restate such Amended and Restated Joint Filing Agreement pursuant to the terms and conditions set forth herein.

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $.001 par value per share, of Hypercom Corporation, a Delaware corporation, and further agree that this Second Amended and Restated Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Second Amended and Restated Joint Filing Agreement this 27th day of March, 2009.

Alex Meruelo Living Trust

By:	/s/ Alex Meruelo
Alex Meruelo, Trustee

/s/ Alex Meruelo
Alex Meruelo

/s/ Luis Armona
Luis Armona

Monterey Insurance Company, Inc.

By:	/s/ Alex Meruelo
Alex Meruelo, President

/s/ Armando Delgado
Armando Delgado